EXHIBIT 99.1

  Electroglas Expects One-Time Positive Impact to Operating Results
                     for Third Fiscal Quarter 2004

    SAN JOSE, Calif.--(BUSINESS WIRE)--Aug. 23, 2004--Electroglas, Inc. (Nasdaq:EGLS), a leading supplier of wafer probing and test handling solutions for the semiconductor industry, today reported that it has negotiated an agreement with its former parent company that reduces the amounts payable by Electroglas under its tax benefits sharing arrangement. Under the terms of the new agreement, Electroglas will make payments with an aggregate value of $1.25 million over the next seven quarters, rather than the previously accrued amount of approximately $9.5 million. The company expects to record a one-time gain of approximately $8.25 million, or $0.38 per share, in its operating results for the third fiscal quarter ending September 30, 2004.

    About Electroglas

    Electroglas is a supplier of innovative probers, prober-based test handlers, test automation software and services that improve the overall effectiveness of semiconductor manufacturers' wafer and device testing processes by delivering faster answers to questions about device quality, manufacturing performance and corrective action needed. Headquartered in San Jose, California, the company has been a leading equipment supplier to the semiconductor industry for over four decades, and has an installed base of more than 15,000 systems worldwide. Electroglas' stock trades on the NASDAQ National Market under the symbol "EGLS." More information about the company and its products is available at www.electroglas.com.

    Safe Harbor Statement

    This news release contains forward-looking statements including statements relating to the expected payments to be made under the new agreement and the expected dollar and per share amount of one-time gain in the quarter ending September 30, 2004. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk that the actual payments may differ from those currently anticipated and the expected related one-time gain are not realized as currently anticipated. Electroglas assumes no obligation to update this information. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Electroglas' business in general, see the risk disclosures in Electroglas' SEC filings, including its most recent Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Reports on Form 10-Q filed from time to time with the SEC.

    CONTACT: Electroglas, Inc.
             Cristie Lynch, 408-528-3167 (Media/Industry Analysts) clynch@electroglas.com
             Candi Lattyak, 408-528-3108 (Investors/Shareholders) clattyak@electroglas.com